For Immediate Release

Contact:	Mark Doheny Director, Investor Relations 713-209-8484 Mark.Doheny@cooperindustries.com

Cooper Industries Announces Proposed Change in Place of Incorporation

Houston, June 9, 2009 – Cooper Industries, Ltd. (NYSE: CBE) today announced that its Board of Directors has unanimously approved moving the Company’s place of incorporation from Bermuda to Ireland.

An initial step in this reorganization was the establishment of Cooper’s tax residency in Ireland, which occurred in December 2008. Cooper’s shareholders will now be asked to vote in favor of changing the Company’s place of incorporation to Ireland at a shareholders’ meeting. If conditions are satisfied, including approval by Cooper’s shareholders, it is expected that a new Irish incorporated company, Cooper Industries, plc, will replace Cooper Industries, Ltd. as the ultimate parent company.

“Cooper Industries celebrated its 175-year anniversary in 2008 and has a long history of adapting to business and regulatory conditions to ensure its competitive position. The decision to change Cooper’s place of incorporation was impacted by the unprecedented global economic conditions that have led to a dramatic reduction in global demand in virtually all markets that we serve and was made to maintain Cooper’s global competitive position. Business has become much more global over the past decade and this trend will likely continue. Cooper has to continue to manage its total cost structure to offset the intense pressures that impact its global competitive position including increased labor and medical costs, taxation, environmental regulation and litigation expenses and generate the earnings and cash flow for reinvestment for the next 175 years,” said Chairman and Chief Executive Officer, Kirk S. Hachigian.

“We believe our shareholders will be well served by this decision, which provides us with significant financial and operational benefits and increased strategic flexibility as we continue to expand the international portion of our business. This reorganization is one of the key proactive measures we must take to manage our cost structure and remain competitive in global markets so Cooper can continue to reinvest in its business, expand our workforce and develop innovative new products. We reviewed a number of alternatives with our Board of Directors and decided on Ireland due to its stable business, legal and regulatory environment, its strong relationships as a member of the European Union, its long history of international investments and its solid network of tax treaties with the United States, the European Union and many other countries where Cooper has major operations,” said Hachigian.

Cooper does not expect the reorganization will have a material impact on its financial results and day-to-day operations. Upon completion of the reorganization, Cooper will continue to be subject to United States Securities and Exchange Commission reporting requirements, the mandates of the Sarbanes Oxley Act of 2002, and the applicable corporate governance rules of the New York Stock Exchange, and will continue to report its financial results in U.S. dollars and under U.S. generally accepted accounting principles. Cooper expects that its shares will continue to be listed on the New York Stock Exchange under the symbol CBE. Full details of the proposed transaction and the associated benefits and risks will be provided to shareholders in a proxy statement with respect to the shareholders’ meeting.

This communication is being made in respect of the proposed reorganization. In connection with the reorganization, Cooper intends to file with the SEC a proxy statement and mail the proxy statement to its shareholders. Shareholders are urged to read such proxy statement when it becomes available because it will contain important information. The proxy statement will be, and other documents filed or to be filed by Cooper with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov) and at Cooper’s web site (www.cooperindustries.com).

Cooper and its directors and executive officers and other persons may be deemed participants in the solicitation of proxies in connection with the proposed reorganization. Information about the direct or indirect interests of the participants, by security holdings or otherwise, is available in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2008 and proxy statement for Cooper’s 2009 annual meeting, which were filed on February 24, 2009 and March 12, 2009, respectively, and will be available in the proxy statement to be filed in connection with the reorganization.

About Cooper Industries
Cooper Industries, Ltd. (NYSE: CBE) is a global manufacturer with 2008 revenues of $6.5 billion, approximately 88% of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2008, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-seven percent of total sales were to customers outside the United States. Cooper, which has manufacturing facilities in 23 countries as of 2008, is incorporated in Bermuda with administrative headquarters in Houston, TX. For more information, visit the website at www.cooperindustries.com.

Forward-Looking Statements

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our ability to obtain approval of the Company’s shareholders for, and to satisfy the other conditions to, the reorganization, our ability to realize the expected benefits from the reorganization, the occurrence of difficulties in connection with the reorganization, any unanticipated costs in connection with the reorganization, future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.